Exhibit 4.67

Dated 10th April 2012

NewLead Holdings (US) Corp
as Borrower (1)

Mojave Finance Inc
as Lender (2)

NewLead Holdings Ltd
as Third Party (3)

LOAN AGREEMENT

THIS AGREEMENT is dated on 10th April 2012 and made **BETWEEN:**

(1) **NewLead Holdings (US) Corp.**, a company established under the laws of Delaware with its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the **Borrower**);

(2) **Mojave Finance Inc** a company established under the laws of Marshall Islands with its registered office at Trust Company Complex, Ajeltaek Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the **Lender**);

(3) **NewLead Holdings Ltd**, a company established under the laws of Bermuda with its registered office at Canon's Court, 22 Victoria Street, Hamilton Bermuda (as **Third Party**);

WHEREAS:

The Lender has agreed to advance the Loan to the Borrower for general corporate purposes

NOW IT IS AGREED as follows:

1 Definitions and Interpretation

1.1 Definitions

In this Agreement, terms and expressions defined in the respective Leases shall have the same meanings when used in this Agreement and, unless the context otherwise requires:

Applicable Law means:

(a) in relation to any jurisdiction, any law, regulation, treaty, directive, decision, rule, regulatory requirement, judgment, order, ordinance request, guideline or direction or any other act of any Governmental Entity of such jurisdiction whether or not having the force of law and with which any Party is required to comply, or with which it would, in the normal course of its business, comply; and

(b) in relation to the Lender, any applicable Regulation to which the Lender is subject or with which it would, in the normal course of its business, comply.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

Business Day means a day (other than Saturday or Sunday) on which banks are open for business in Athens, in London and in New York City.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

Default Rate means the rate of interest determined pursuant to Clause 6.3;

Event of Default means any of the events listed in Clause 11;

Final Payment Date means the lapse of three months from the Utilisation Date or, if such anniversary is not a Business Day, the immediately preceding Business Day;

Finance Documents means this Agreement and/or any of the Pledge Agreements and/or any other agreement or document in connection with the above mentioned.

Indebtedness includes any obligation, whether incurred as principal or as surety, for the payment or repayment of money and whether present or future, actual or contingent;

LIBOR means the applicable Screen Rate for the 3-months LIBOR as of 11.00 a.m. (London time) on the Quotation Day for the offering of deposits in USD and for a period comparable to 3 months and if no Screen Rate is available for a relevant period, the rate available for the Lender for borrowing money in the same currency of the Loan from a bank institution of the Lender's choice;

Loan means the amount of US$ 3,000,000, which will be made available to the Borrower by the Lender subject to the terms of this Agreement;

Losses means any losses, costs, payments, charges, penalties, demands, liabilities, claims, actions, proceedings, fines, damages, judgements, orders, fees, premiums, expenses and other sanctions of any nature; and **Loss** shall be construed accordingly;

Margin means 4%;

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end, if there is one, or, if there is not, on the immediately preceding Business Day; and

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

NewLead MojaveUnits mean the 52% of the units in NewLead Mojave LLC, a company to be incorporated under the laws of Delaware according to a Limited Liability Company Agreement to be entered into between NewLead Holdings Ltd and the Lender, which will be owned by NewLead Holdings Ltd;

NewLead JMEG Units mean the 50% of the units in NewLead JMEG LLC, a company to be incorporated under the laws of Delaware according to a Limited Liability Company Agreement to be entered between J Mining & Energy Group Inc and the Borrower, which will be owned by the Borrower;

Obligor means the Borrower;

Party means any party to this Agreement;

Pledge Agreements means each and both Pledge Agreements for the pledge of NewLead Mojave Units and NewLead JMEG Units;

Proceedings means any corporate action, legal proceedings and other procedures and steps of the nature referred to in Clause 11.1.6(a) to (d);

Quotation Day means, in relation to any period for which an interest rate is to be determined, two London business days before the first day of that period;

Relevant Authority means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity; which has jurisdiction over the Borrower, NewLead Holdings Ltd and NewLead JMEG LLC (as applicable);

Security means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Screen Rate means the British Bankers' Association Interest Settlement Rate for the USD and period displayed on the appropriate page of the Reuters screen. If each agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower;

Security Documents means the Pledge Agreements and/or any other agreement or document in connection with the above mentioned;

Security Period means the period from the date of execution of this Agreement to the date on which (a) the lapse of three months falls or (b) the loan has been repaid in full (together with interest thereon and all other amounts due to the Lender under the Finance Documents) whatever falls last;

Stake means the capital interest in the Borrower;

Taxes includes all present and future taxes, levies, imposts, duties, fees or charges or withholdings of whatever nature and howsoever described, including any value added or similar tax, imposed, levied, collected or assessed by any Government Entity or Taxing authority anywhere in the world together with interest payable in respect of any of the same and penalties imposed or levied in respect of any of the same and **Tax** and **Taxation** shall be construed accordingly;

Units mean limited liability company units of membership interest, including without limitation membership interests, governance rights, and financial rights related thereto and any and all related rights under the relevant limited liability company agreement and any and all other related agreements, as the case may be;

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents to which it is a party;

Utilisation Date means, in respect of the Loan, the date, being a Business Day, on which that Loan is to be made;

1.2 Headings

Clause headings are inserted for convenience of reference only, have no legal effect and shall be ignored in the interpretation of this Agreement.

1.3 Interpretation

In this Agreement, unless a contrary indication appears:

1.3.1 references to Clauses are to be construed as references to the Clauses of this Agreement;

1.3.2 references to (or to any specified provision of) this Agreement or any other document shall include this Agreement, that document or the relevant provision as it may from time to time be amended but so that the above is without prejudice to any requirement in any Finance Document that the prior consent of any party be obtained;

1.3.3 a reference to an "**amendment**" includes a supplement, novation, restatement or re-enactment and "**amended**" will be construed accordingly;

1.3.4 words importing the plural shall include the singular and vice versa, and words importing a gender include every gender;

1.3.5 references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated association or body of persons and any Government Entity, whether or not having separate legal personality and references to any Party shall be construed so as to include the successors, permitted assignees and permitted transferees of the relevant Party;

1.3.6 references to any provision of law is a reference to such provision as applied, amended, extended or re-enacted and includes any subordinate legislation, except it shall not include any provision thereof adopted after the date hereof that, by its terms, would apply to a Party only if this Agreement did not contain a provision to the contrary, unless the application of such statutory provision is approved by the Borrower;

1.3.7 a reference to an **"approval"** shall be construed as a reference to any approval, consent, authorisation, exemption, permit, licence, registration, filing or enrolment by or with any competent authority;

1.3.8 a reference to **"including"** shall be construed as a reference to **"including without limitation"**, so that any list of items or matters appearing after the word "including" shall be deemed not to be an exhaustive list, but shall be deemed rather to be a representative list, of those items or matters forming a part of the category described prior to the word "including".

2. The Facility

2.1 The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a loan for the amount of US$ 3,000,000.

2.2 Purpose

The Borrower shall apply the Loan exclusively for general corporate purposes.

2.3 Finance Parties' rights and obligations

2.3.1 The obligations of each Party under the Finance Documents are several. Failure by a Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Party is responsible for the obligations of any other Party under the Finance Documents.

2.3.2 The rights of each Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Party from the Borrower shall be a separate and independent debt.

3 Conditions

3.1 Documents, evidence and general conditions precedent

The obligation of the Lender to advance the Loan shall be subject to the conditions that:

3.1.1 the Lender has received in form and substance satisfactory to it the following documents: (a) an original of this Agreement duly signed by the Borrower; and (b) any other document, opinion, assurance or authorisation that the Lender reasonably considers necessary or desirable in connection with the performance of, and the transactions contemplated by, any Finance Document or the validity and enforceability of any Finance Document;

3.1.2 the representations and warranties set out in Clause 9 are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

3.1.3 no Default shall have occurred and be continuing or would result from the drawdown of the Loan hereunder.

3.2 Waiver of conditions precedent

The conditions specified in this Clause 3.1 are inserted solely for the benefit of the Lender and may be waived on its behalf in whole or in part.

3.3 Perfection of Pledge Agreement

3.3.1 The Borrower agrees that the Lender may, at its absolute discretion:

(a) register the Pledge Agreement with the relevant registry or registries (as deemed appropriate by the Lender); and

(b) execute all documents and take all action reasonably necessary to ensure that the Lender benefits from first priority perfected lien in or on the NewLead JMEG Units and the NewLead Mojave Units pursuant to the Pledge Agreements.

4 Drawdown

4.1 Agreement to advance Loans

4.1.1 Subject to the terms and conditions of this Agreement, the Loan will be borrowed in one advance.

4.1.2 The Borrower must provide the Lender with at least one Business Day written notice of its intention to borrow under this Agreement stating the date on which the Lender is to make the Loan available to the Borrower and to be credited to SunTrust Bank, Account No: 1000149097445, ABA No: 053100465, SWIFT: SNTRUS3A.

4.1.3 The swift order of the above mentioned credit constitutes proof of the Utilization Date and of the drawdown of the Loan.

5 Loan

5.1 Repayment of Loan

The Borrower shall repay the Loan in three equal monthly instalments, the first paid at the lapse of one month after Utilization Date and each consequent one at the lapse of each following month.

5.2 Prepayment of Loan

5.2.1 The Borrower may prepay the Loan in full or in part (and any interest accrued thereon) at any time. The Borrower must give the Lender, 3 Business Days written notice of its intention to repay in the amount specified for such purpose in that notice. Once given, any such notice shall be irrevocable.

5.2.2 Any partial prepayment under this Agreement shall be applied in satisfaction pro tanto of the Borrower's periodic obligations with respect to the repayment of principal in relation to the Loan, in inverse order of maturity.

5.3.4 The Borrower and/or NewLead Holdings Ltd will have the obligation to prepay the Loan or any part of it accordingly in case of selling the NewLead JMEG Units and/or the NewLead Mojave LLC Units or any part of them.

5.3 **Re-borrowing**

The Borrower may not re-borrow any part of the Loan which is repaid.

6 **Interest**

6.1 **Calculation of Interest**

The rate of interest in respect of the Loan will be based on fix interest rate 3months LIBOR plus the Margin per annum.

6.2 **Payment of Interest**

6.2.1 The Borrower shall pay accrued interest for the whole Loan on Final Payment Date or in case of Prepayment on the date of full repayment of the Loan.

6.2.2 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement Interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

6.3 **Default Interest**

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is one percentage point higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a loan under this Agreement.

7 **Costs and Expenses**

7.1 **Transaction expenses**

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees and travel expenses) reasonably incurred by any of it in connection with the negotiation, preparation, printing, execution and syndication of:

7.1.1 this Agreement, the Finance Documents and any other documents referred to in this Agreement; and

7.1.2 any other Finance Documents executed after the date of this Agreement.

7.2 **Amendment costs**

If the Borrower requests an amendment, waiver or consent to or under any Finance Document, the Borrower shall, within seven Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

7.3 **Enforcement costs**

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under any Finance Document.

8 **Tax gross-up and indemnities**

8.1 **Tax gross-up**

8.1.1 The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law.

8.1.2 The Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender accordingly.

8.1.3 If a Tax deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

8.1.4 If the Borrower is required to make a Tax deduction, the Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and in the minimum amount required by law.

8.1.5 Within three Business days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Lender evidence reasonably that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant Taxing authority.

8.2 **Tax indemnity**

8.2.1 The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of any Tax in respect of a Finance Document.

8.2.2 Clause 8.2.1 shall not apply with respect to any Tax assessed on the Lender:

(i) under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for Tax purposes; or

(ii) under the law of the jurisdiction in which the Lender's Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Party.

8.3 **Stamp Taxes**

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any and all Losses the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document or any of the transactions contemplated thereby.

9 **Representations and warranties**

The Borrower makes the representations and warranties set out in this Clause 9 on the date of this Agreement.

9.1 **Status**

9.1.1 It is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

9.1.2 It has the power to own its assets and carry on its business as it is being conducted.

9.2 **Binding obligations**

The obligations expressed to be assumed by it in the Finance Documents are legal, valid, binding and enforceable obligations.

9.3 **Non-conflict with other obligations**

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a) any Applicable Law applicable to it;

(b) its constitutional documents; or

(c) any agreement or instrument binding upon it or any of its assets.

9.4 **Power and authority**

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those agreements.

9.5 **No Default**

No Default has occurred and is continuing.

9.6 **Governing law and enforcement**

9.6.1 The choice of governing law stipulated in the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

9.6.2 Any judgment in relation to a Finance Document obtained in the place stipulated therein as having jurisdiction in relation thereto will be recognised and enforced in its jurisdiction of incorporation.

9.7 **Deduction of Tax**

It is not required to make any deduction for or on account of Tax from any payment it may make under any of its Finance Documents.

9.8 **No filing or stamp Taxes**

9.8.1 Subject to the following provisions of this Clause 9.8, under the laws of its jurisdiction of incorporation it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated thereby.

9.8.2 The Parties agree that notwithstanding any provision of the Security Documents registration of any of the Pledge Agreements will be a condition subsequent to the Loan.

9.9 **Pari passu ranking**

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.10 Title warranty

In respect of the NewLead Mojave Units and NewLead JMEG Units, NewLead Holdings Ltd and the Borrower respectively will have full legal and beneficial ownership, free from any Security.

9.11 Applicable Law

The Borrower is in compliance with all Applicable Laws to which it is subject and in respect of which any non-compliance would, or would be reasonably likely to, have a material adverse effect on its ability to perform its obligations under the Finance Documents.

9.12 Survival and Repetition

The representations and warranties in this Clause 9 will (a) survive the execution of this Agreement and (b) be deemed to be repeated by the Borrower on the Utilisation Date.

9.13 Litigation

No litigation, arbitration or administration proceedings are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are reasonably likely to have a materially adverse effect on the Borrower, its ability to repay the Loan or the enforceability of the Finance Documents.

9.14 Others

The Borrower and/or NewLead Holdings Ltd warrant that:

a) each and any has not incurred any Indebtedness that remains outstanding and that will not create any outstanding Indebtedness, especially in relation with Taxes and social security contributions;

b) each and any is and reasonably expects to remain solvent and pay its own liabilities as the same become due and shall not incur any Indebtedness;

c) each and any is continuously maintained and shall continuously maintain its existence and be qualified to carry on its business.

10 Undertakings

10.1 The Borrower undertakes in favour of the Lender that all undertakings (a) remain in force throughout the Security Period and (b) shall be performed at no cost to the Lender.

10.1.1 Performance of obligations

It shall perform all of its obligations under the Finance Documents.

10.1.2 Single Purpose Covenant

The Borrower shall not, without the prior written consent of the Lender:

(a) cease to be validly existing and/or in good standing, or cease to be resident for Tax purposes, in its jurisdiction of incorporation as at the date of this Agreement;

(b) permit any alteration in its management, including the replacement of the CEO;

(c) permit any change of control over its Stake; or

(d) permit the merger with any other Person.

10.1.3 Negative Pledge

The Borrower and/or NewLead Holdings Ltd shall not, without the prior written consent of the Lender

(a) permit to create or subsist any Security in respect of the NewLead JMEG Units and/or NewLead Mojave Units or any related rights; or

(b) create or subsist any Security in respect of the NewLead JMEG Units and/or NewLead Mojave Units or any related rights; or

(c) enter into any other arrangement having a similar economic effect as (a) or (b) above,except to the extent contemplated under the Finance Documents; or

(d) permit to create or subsist any Security over the assets of the Borrower and/or NewLead JMEG LLC and/or NewLead Mojave LLC; or

(e) create or subsist any Security over the assets of the Borrower and/or NewLead JMEG LLC and/or NewLead Mojave LLC.

10.1.4 Notification of Default

It shall notify the Lender of any Default that is continuing as soon as practicable after becoming aware of its occurrence.

10.1.5 Further Assurance

It shall execute, acknowledge, deliver, file and register all such additional agreements, instruments, certificates, documents and assurances and perform such other acts or things as the Lender shall reasonably request in relation to the Finance Documents.

10.1.6 Subsequent Obligations

a) During the term of the Loan the Borrower will be a party with J Mining & Energy Group Inc to the Limited Liability Company Agreement for the incorporation of NewLead JMEG LLC, in which the Borrower will acquire and hold 50% of the Units in NewLead JMEG LLC. The terms of this agreement shall have the consent of the Lender and will not be amended without its prior written consent.

b) During the term of the Loan NewLead Holdings Ltd, owner of 100% of the Stake of the Borrower, will be a party with the Lender to the Limited Liability Company Agreement for the incorporation of NewLead Mojave LLC, in which NewLead Holdings Ltd will contribute its participation in the Borrower and will acquire and hold 50% of the units in NewLead Mojave LLC. The terms of this agreement shall have the consent of the Lender and will not be amended without the prior written consent.

c) After the execution of the above agreements the Borrower and NewLead Holdings Ltd will execute each Pledge Agreement accordingly.

11 Events of default

11.1 Each of the events and circumstances set out in Clause 11.1 is an Event of Default.

11.1.1 Non-Payment

The Borrower fails to pay any amount due from it under any of the Finance Documents in the currency and in the manner stipulated on the due date.

The Borrower and/or NewLead Holdings Ltd and/or any Newlead Mojave LLC and/or Newlead JMEG LLC and/or any entity associated or affiliated to the foregoing fail to pay any amount due from them under any agreements with any bank or financial institution.

11.1.2 **Events of default with no grace period**

The Parties breach any of their obligations under the Finance Documents,

11.1.3 **Misrepresentations / Undertakings**

Any representation made by any of the Parties , in any of the Finance Documents proves to have been incorrect in any respect on the date as of which it was made or the Borrower fails to promptly comply with the terms of any Finance Documents.

11.1.4 **Insolvency**

(a) The Borrower and/or, NewLead Holdings Ltd and/or NewLead JMEG LLC is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b) A moratorium is declared in respect of any Indebtedness of the Borrower and/or NewLead Holdings Ltd and/or NewLead JMEG LLC.

11.1.5 **Insolvency proceedings**

Any Proceedings are taken in relation to:

(a) the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower and/or, NewLead Holdings Ltd and/or NewLead JMEG LLC ;

(b) a composition, compromise, assignment or arrangement with any creditor of the Borrower and/or NewLead Holdings Ltd and/or NewLead JMEG LLC;

(c) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower and/or NewLead Holdings Ltd and/or NewLead JMEG LLC or any of their respective assets; or

(d) enforcement of any Security over any assets of the Borrower and/or NewLead Holdings Ltd and/or NewLead JMEG LLC.

or any analogous procedure or step is taken in any jurisdiction.

11.1.6 **Creditors' process**

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower and/or NewLead Holdings Ltd and/or NewLead JMEG LLC.

11.1.7 **Material Adverse Change**

There occurs, in the reasonable opinion of the Lender, a material adverse change in the financial condition of the Borrower and/or NewLead JMEG LLC.

11.1.8 **Cessation of business**

The Borrower, suspends or ceases or threatens to suspend or cease to carry on its business.

11.1.9 **Others**

It becomes illegal for any of the Parties to make or maintain any of their obligations under the Finance Documents and /or any of the Finance Documents are not effective in accordance with their terms, and /or NewLead Holdings Ltd. and/or the Borrower cease to own the NewLead Mojave Units and or NewLead JMEG Units accordingly and/or Michael Zolotas ceases to be and/or is threatened to cease to be for whatever reason the beneficial owner of at least 20% of NewLead Holdings Ltd, and/or Michael Zolotas ceases to manage Newlead Holdings Ltd. and/or any change of the Chairman and /or the Chief Executive Officer and /or the Chief Financial Officer of NewLead Holdings Ltd. takes place and/orthe stock of NewLead Holdings Ltd ceases to be listed in NASDAQ Stock Market or any equivalent Exchange.

11.2 **Lenders' rights**

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may, by notice to the Borrower declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived.

12 **Indemnities**

12.1 **Miscellaneous Indemnities**

The Borrower shall, within three Business Days of demand, indemnify the Lender against any and all Losses incurred as a result of:

12.1.1 the occurrence of any Default; or

12.1.2 a failure by the Borrower to pay any amount due under a Finance Document on its due date.

12.2 **Indemnity to the Lenders' Representatives**

The Borrower shall promptly indemnify each Lender's Representative against any and all Losses incurred by such Lender's Representative (acting reasonably) as a result of acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

13 **Assignment, transfers and lending offices**

13.1 **Benefit and burden**

This Agreement shall be binding upon, and enure for the benefit of, the Parties.

13.2 **No assignment by Borrower or Guarantor**

The Borrower may not assign or transfer all or any of its rights and/or obligations under the Finance Documents without having the prior written consent of the Lender.

13.3 **Assignments and transfers by the Lender**

The Lender may assign all or any of its rights under any of the Finance Documents without the prior written consent of the Borrower.

13.4 **Limitation of responsibility of Existing Lender**

13.4.1 Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to a new lender (after assignment according to Clause 13.3) for:

(a) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b) the financial condition of the Obligor;

(c) the performance and observance by the Obligor of their obligations under the Finance Documents or any other documents; or

(d) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by any Applicable Law are excluded.

14 Conduct of business by the Parties

Without prejudice to any other provisions of this Agreement, no provision of this Agreement will:

14.1 interfere with the right of any Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

14.2 oblige any Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

14.3 oblige any Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

15 Notices

15.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

15.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party of this Agreement for any communication or document to be made or delivered under or in connection with the Finance Documents is:

15.2.1 in the case of the Borrower, that identified with its name below;

Michael Zolotas

c/o NewLead Holdings Ltd

83, Akti Miaouli & Flessa Street

13588 Piraeus

Greece

15.2.2 in the case of the Lender, that identified with its name below,

Fotios Karatzenis

67, Thisseos Ave.,

14671 Nea Erythrea

Greece

15.3 Delivery

15.3.1 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a) if by way of fax, when received in legible form; or

(b) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

15.4 English language

15.4.1 Any notice given under or in connection with any Finance Document must be in English.

15.4.2 All other documents provided under or in connection with any Finance Document must be:

(a) in English; or

(b) if not in English, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

16 Confidentiality

Each Party agrees that it shall keep confidential the terms of this Agreement, each other Finance Document and all ancillary documents and shall not disclose the same to any other person except (a) as required by Applicable Law, governmental regulations or applicable accounting policies; (b) as required to permit due performance of the terms of this Agreement; (c) to legal, financial or other professional advisors who are bound by a professional duty of confidentiality; (d) in the case of the Finance Parties, to potential assignees or transferees, subject to prior receipt by the relevant Finance Party of an appropriate confidentiality undertaking from such potential assignees or transferees; (f) where necessary for the purposes of enforcing this Agreement; or (g) with the prior written consent of the other Parties.

17 Partial invalidity; remedies and waivers

17.1 If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired and the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

17.2 No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.3 Any term of the Finance Documents may be amended or waived with the agreement of the relevant parties of the Finance Documents.

18 Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

19 Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

20 Enforcement

20.1 Jurisdiction

20.1.1 Any dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of this Agreement shall be resolved by arbitration in London in "the London Court of International Arbitration" conducted in the English language by three (3) arbitrators pursuant to the rules of the International Court of Arbitration, save that, unless the Parties agree otherwise.

21.1. The third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the Parties. If he is not chosen by the two arbitrators within thirty (30) days of the date of appointment of the later of the two party-appointed arbitrators to be appointed, he shall be appointed by the International Chamber of Commerce; and the Parties agree to waive any right of appeal against the arbitration award.

22. Service of porcess

The Borrower irrevocably appoints Michael Zolotas, (83, Akti Miaouli & Flessa Street, 13588 Piraeus, Greece), as its agent for service of process in any proceedings before the English courts in connection with this Agreement. The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings. This Clause does not affect any other method of service allowed by law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURE PAGE - LOAN AGREEMENT

Borrower

SIGNED)

for and on behalf of)

NewLead Holdings (US) Corp)

Lender

SIGNED)

for and on behalf of)

Mojave Finance Inc) Fotios Karatzenis

Third Party

SIGNED)

for and on behalf of)

NewLead Holdings Ltd) MICHAEL ZOLOTAS